UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number _________________

POTNETWORK HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Colorado	46-5470832
(State of Incorporation)	(I.R.S. Employer Identification No.)

3531 Griffin Road Fort Lauderdale, FL	33312
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, Including Area Code: (800) 433-0127

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Common stock; $0.00001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

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PART I

ITEM 1. DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc., (the “Company” or the “Registrant”) was originally incorporated in Nevada in 1996 as H P Capital Corp. The Company redomiciled in Wyoming in 2004 and changed its name to My Medical CD, Ltd. From May 2016 to March 2017, the Company was known as SND Auto Group, Inc. In 2017, the

Company redomiciled in Colorado, and changed its name to PotNetwork Holdings, Inc.

On January 30, 2017 the Company acquired via reverse triangular merger 100% of the ownership interest of the privately-held First Capital Venture Co., a Florida corporation. First Capital Venture Co. is the owner of Diamond CBD, Inc. selling numerous CBD Oil products at both wholesale and retail. Pursuant to the Share Exchange and Reorganization Agreement, the First Capital Venture Co. shareholders exchanged their shares which they held in First Capital Venture Holdings Co. for an aggregate total of 50,000 Class A preferred shares of the Company, wherein the shareholders would own 100% of this class of stock of the Company (the “Class A Preferred Shareholders”), which in the aggregate conferred voting control of the Company. First Capital Venture Co. became a wholly-owned subsidiary of the Company as result of the transaction.

Pursuant to a Stock Purchase Agreement dated June 8, 2017, the Company acquired all the capital stock of PotNetwork Media Group, Inc., a Nevada corporation (“PMG”), in exchange for 3,000,000 shares of the Company's common stock issued to the shareholders of PMG, and the cancellation of a $50,000 promissory note between the Company and PMG. As a result, PMG became a wholly-owned subsidiary of the Company. PMG is the owner of the website www.potnetwork.com.

The Company has two (2) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation

•	PotNetwork Media Group, Inc., a Nevada corporation

Existing Products

The Company’s primary business is conducted through its subsidiary, First Capital Venture Co., whose subsidiary, Diamond CBD, Inc. (“Diamond CBD”) is engaged in the development and sales of hemp-derived CBD oil containing products. Hemp-derived CBD products have a wide range of potential health and wellness supporting applications.

Today, hemp-derived CBD oil containing products are increasingly being used to help reduce pain, soothe anxiety, improve mood, decrease the symptoms of inflammatory arthritis, support the immune system, balance metabolism, and aid sleep.

Hemp-derived CBD is distinguishable from CBD derived from marijuana. Hemp-derived CBD does not contain THC, the active ingredient in marijuana. Marijuana is regulated under the Controlled Substances Act. We do not believe that our hemp-derived CBD products are regulated under the Controlled Substances Act, but under the Agricultural Act of 2014, known as the “Farm Bill”, which provides for the domestic cultivation of “industrial hemp”, and begins with the clause “Notwithstanding the [Controlled Substances Act] . . .”, thus indicating that “industrial hemp” is not to be treated as a controlled substance.

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Diamond CBD’s products are marketed under 15 brand names, including “Diamond CBD”, ‘Chill”, “Relax”, “MediPets” and the premium “Meds BioTech” label, as well as many others. In total, Diamond CBD offers over 800 products in variations by flavor, concentration and size that are sold over a nationwide distribution network of over 550 distributors and resellers that sell to thousands of brick-and-mortar retailers and online merchants. The overall product line, because of its size, is constantly in flux as new products are added and products are culled based on several factors including, but not limited to, consumer acceptance, inventory levels, and replacement as the result of incremental improvement.

While most of Diamond CBD's products are geared to human health and wellness, its “MediPets” product line is a 100% natural and organic cannabinoid oil-based health and wellness solution for dogs and cats. Along with the company's Pet CBD Food for small, medium, large dogs and cats, these products offer pet owners a new way to support their pet's mood and wellness in a non-invasive, non-toxic way. The global pet care industry is expected to reach $110 billion in 2017, according to Euromonitor Research (The State Of Global Pet Care: Trends And Growth Opportunities, September 2017). Technavio, a leading market research firm, recently analyzed the global pet care industry and forecasted a CAGR of 5% between 2016-2020 (Global Pet Dietary Supplements Market 2018-2022, March 2018). According to that report, rising pet ownership combined with increased consumer spending on premium natural and organic pet care products are fundamental factors driving that growth.

Diamond CBD also offers for sale a majority of its products direct to consumers via its website, http://www.diamondcbd.com/.

Diamond DBD’s products are grouped in the following categories:

•	Flavored and unflavored CBD oils in varying concentrations
•	Vaping pens and additives
•	Edibles such as chewable “gummies”, crumble “dabs”, and other edible forms
•	Beverage energy/relaxation “shots”
•	CBD topical application creams in varying concentrations (including the premium “Meds BioTech” brand)
•	Pet (dog and cat) wellness products in various dosages and delivery formats (the “MediPets” brand)

Consumer markets served by Diamond CBD are extensive. In terms of geography, the products are sold wherever legal and the Company stipulates to its distribution channels that the products may only be sold to end-user persons eighteen years of age or older (See Item 1A “Risk Factors” for a further explanation of the laws regarding the sale of hemp-derived CBD products). Initially the Company focused distribution on market segments receptive to hemp-derived CBD products, such as vape shops and various countercultural focused retail outlets. Distribution was expanded greatly throughout 2017 as the result of investment in new products and channel marketing (e.g., product catalogues and sell sheets, trade show and conference attendance, channel specific sales force), resulting in a vast broadening of distribution footprint and accelerated market growth, market penetration and revenue generation. For example, with the addition of specialized product lines, such as Meds BioTech and MediPets, the Company has been able to enter into new market segments such as vitamin/supplement shops, fitness centers, wellness practitioners of various disciplines, pet supply stores, and veterinary channels.

The strategic intent of the marketing plan in 2017 and 2018, has been to create a defendable “marketing wall” around distribution channels and retail outlets to keep competition out. The Company has spent in excess of $3,500,000 in marketing in 2017 and in 2018 year-to-date. In parallel with distribution strategies, the Company has embraced various cause-related marketing initiatives in association with non-profit entities in order to position itself as socially conscious and concerned with overall health and fitness and is engaged in select target market consumer awareness and brand preference campaigns.

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New Product Pipeline and Scientific Advisory Board

In July 2017, Diamond CBD initiated the formation of its “Scientific Advisory Board” which as of the date of this report is comprised of over half a dozen physicians and research scientists representing a variety of practice disciplines, under the chairmanship of the Company’s CEO, Richard Goulding, M.D. The Scientific Advisory Board is charged with exploring the health and wellness benefits of hemp-derived CBD oil, its uses, and potential new applications.

Product Formulation and Production

Under written purchase orders, Diamond CBD outsources most of its product formulation, quality testing, production and packaging to commercial suppliers, which, as the situation may require, hold the necessary regulatory and other licenses/permits specific to each one’s activity. For certain categories of products, Diamond CBD outsources fulfillment as well. Any and all raw materials constituting active ingredients in its products are routinely tested by a third-party laboratory for purity and consistency of active ingredient concentration. The Company owns its own propriety formulas for all its products, which it regards as trade secrets (the Company does not own any patents nor has any pending), and continuously is engaged in both new product development and product incremental improvement with its suppliers.

Sales Channels

In addition to selling its products directly to consumers from its website, Diamond CBD, and indirectly the Company, depends upon its network of distributors and resellers to represent its product in various markets. During 2017, the Company signed 550 distributors across the U.S. which distribute to thousands of points of retail distribution. No single distributor represents more than 10% of the Company’s aggregate sales volume. The Company is continuously evaluating the performance of its distributors and sales channels and periodically restructures or updates its agreements and methods of distribution. For European sales, Diamond CBD has recently established a foreign distribution center in Watford, United Kingdom.

The Markets for Our Products

Market research firm, Brightfield Group, estimates that the CBD oil industry is growing at a rate of 55% year over year and projects that the U.S. domestic market for CBD oil products will total a minimum of $1 billion by 2020 (Forbes, August 23, 2017).

Hemp-derived CBD products are becoming “mainstream” as the health and wellness benefits of such products grow in consumer and medical and clinical practice acceptance.

Competition

Currently, in the United States, there are no businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Competition, outside those companies that provide THC containing CBD in states where that is allowed under state law, is limited to numerous small and mid-size health supplement brands and related general health and fitness brands. Overall, there are no major pharmaceutical manufacturing companies marketing into this market at this time, although the Company is expecting such an entry in the future. Competition also includes many small regional marketers/packagers of CBD oil containing products that have limited distribution and economic resources.

Employees

The Company has 13 full-time employees.

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Patents and Trademarks

The Company holds trademark, “PotNetwork”, under U.S. registration number 5134812, granted January 31, 2017. It is used by the Company in its own branding and that of its website, PotNetwork.com.

The Company holds no patents, nor at this time, has any patent pending.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

We may become subject to regulation by the Food and Drug Administration (FDA)

The FDA under the Federal Food, Drug, and Cosmetic Act regulates the formulation, manufacturing, packaging, labeling, distribution and sale of drugs, food, including dietary supplements, and over-the-counter drugs. We believe our hemp-derived CBD containing products are dietary supplements, not drugs. We have not obtained and do not plan to obtain FDA approval for our existing hemp-derived CBD containing products. As a result, we could be subject to enforcement proceedings by the FDA against our existing product line should the FDA decide that hemp-derived CBD products are subject to regulation.

We have a limited operating history and operate in a new industry, and we may not succeed.

The consumer products business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional and local businesses. We could experience increased competition from existing or new companies in our channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

•	Consumer tastes
•	National, regional or local economic conditions
•	Disposable purchasing power
•	Demographic trends; and
•	The price of special ingredients that go into our products.

Increases in the cost of ingredients, labor and other costs could adversely affect our operating results.

Our principal products contain hemp-derived CBD oil. Increases in the cost of ingredients in our products could have a material adverse effect on our operating results. Significant price increases, market conditions, weather, acts of God and other disasters could materially affect our operating results. An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers.

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We do not have long-term contracts with many of our suppliers, and as a result they could seek to increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced significant problems with our suppliers, our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our packaging facilities could harm our business.

Any prolonged disruption in the operations of any facilities that perform our packaging, whether due to technical or labor difficulties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and business results could be harmed.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our ability to successfully grow our brand depends on our ability to attract and retain professionals with talent, integrity, enthusiasm and loyalty to our corporate team. If we are unable to attract or retain key personnel, our profitability and growth potential could be harmed.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products as well as on our proprietary processes and believe that they are very important to our business. We rely on a combination of trademarks, copyrights, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered, or will register, certain trademarks in the United States and may elsewhere. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and business results regardless of whether we are able to successfully enforce our rights.

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

•	Variations in the timing and volume of our sales
•	The timing of expenditures in anticipation of future sales
•	Sales promotions by us and our competitors
•	Changes in competitive and economic conditions generally
•	Foreign currency exposure

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Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. The Company's operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net profit. While we intend to implement our business plan to the fullest extent we can, we may experience net losses. Factors expected to contribute to this variability include, among other things:

•	The general economy
•	The regulatory environment pertaining to our products
•	Climate, seasonality and environmental factors
•	Consumer demand
•	Transportation costs
•	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

•	Cash provided by operating activities
•	Available cash and cash investments
•	Capital raised through debt and equity offerings

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile, and our common stock is not listed on a national stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been historically volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors. Further, our common stock is not listed on a national stock exchange; we intend to list the common stock on a national stock exchange once we meet the entry criteria. An active public market for our common stock currently exists on the OTC Markets (www.otcmarkets.com) but may not be sustained. Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

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Among the factors that could affect our stock price are:

•	Industry trends and the business situation of our suppliers
•	Actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors
•	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results
•	Announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors
•	Regulatory and legislative developments
•	Litigation
•	General market conditions
•	Other domestic and international macroeconomic factors unrelated to our performance
•	Changes in key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time, or a substantial portion of our total outstanding shares of preferred stock may be converted to common stock and sold into the market at any time. Some of these shares are owned by the management of the Company, and we believe that such holders have no current intention to either convert their preferred stock into common stock or to sell a significant number of shares of their common stock into the market. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is performing well.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product enhancements and new products. We cannot assure you that we will achieve market acceptance for all of our products, or of new products that we may offer in the future. Moreover, these new products may be subject to significant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, financial condition and results of operations.

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Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining increasing consumer acceptance, we cannot predict that this trend will continue in the future.

As we expand our operations, we may be unable to successfully manage our future growth.

Since inception, our business has grown. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and our physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer (“D&O”) insurance. Our lack of insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. While we intend to apply for D&O insurance, we cannot guarantee that such application will be accepted.

Despite our significant efforts in product quality control, we face risks of litigation from customers and others in the ordinary course of business, which may divert our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to product quality or handling are common in the consumer products industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results and cash flows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date we have no directors and officers liability ("D&O") insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys' fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. While we intend to attempt to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. While neither Colorado law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Colorado law. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

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Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers. Our future operating results will depend upon many other factors, including:

•	The level of product and price competition,
•	Our success in expanding our distribution network and managing our growth,
•	Our ability to develop and market product enhancements and new products,
•	The timing of product enhancements, activities of and acquisitions by competitors,
•	The ability to hire additional qualified employees, and
•	The timing of such hiring and our ability to control costs.

Our current Board of Directors consists of only one person

Gary Blum is our sole director.

We do not have any outside Board Directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of only one director, which means that we have no outside or independent directors. The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence. For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks. Furthermore, the lack of independent directors creates the potential for conflicts between management and the diligent independent decision-making process of the Board. Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face. With no independent director sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We have filed a Form 10 registration statement with the U.S. Securities and Exchange Commission ("SEC"). Once the Form 10 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting. However, we cannot provide assurances that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

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In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company and will require the time and attention of management and may require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management's attention to these matters will have on our business.

Our preferred shareholders have voting control.

As of March 3, 2017, the holders of our Series A Preferred Stock have voting control over the Company. As a result, they have the ability to control substantially all matters submitted to our stockholders for approval including:

•	Election of our board of directors;
•	Removal of any of our directors;
•	Amendment of our articles of incorporation or bylaws; and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders. The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock. Any such authorized class of preferred stock may have a liquidation preference - a pre-set distribution in the event of a liquidation - that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders. In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders' interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 1,000,000,000 shares of common stock, of which 448,921,254 were outstanding as of June 30, 2018 and 468,461,690 are outstanding on October 11, 2018; 50,000 shares of series A preferred stock, of which 45,151 shares were outstanding as of June 30, 2018, and 39,839 are outstanding on October 11, 2018. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

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ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes to consolidated financial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

PotNetwork Holdings, Inc., (the “Company” or the “Registrant”) was originally incorporated in Nevada in 1996 as H P Capital Corp. The Company redomiciled in Wyoming in 2004 and changed its name to My Medical CD, Ltd. In 2017, the Company redomiciled in Colorado, and changed its name to PotNetwork Holdings, Inc. The Company’s primary operational business is conducted through its subsidiary, First Capital Venture Co., whose subsidiary, Diamond CBD, Inc. (“Diamond CBD”) is engaged in the development and sales of hemp-derived CBD oil containing products. Hemp-derived CBD products have a wide range of potential health and wellness supporting applications which have been increasingly validated by leading medical organizations.

Results of Operations during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017

During the six months ended June 30, 2018 and June 30, 2017, we generated revenues of $12,044,000 and $5,078,000, respectively, a 137% increase year over year. The increase is attributable to increased marketing expenditures and an increase in sales personnel. Sales and marketing expenses increased from $1,182,000 for the six months ended June 30, 2017 to $4,063,000 for the six months ended June 30, 2018, an increase of 244%. General and administrative expenses rose from $183,000 to $353,000 during the same period for an increase of 93%.

Our Net Profit for the six months ended June 30, 2018 and June 30, 2017 decreased from $369,000 to $316,000, a decrease of 14%, as a substantial portion of gross profit was reinvested into sales and marketing.

Results of Operations during the year ended December 31, 2017 as compared to the year ended December 31, 2016

For the fiscal years ended December 31, 2017 and 2016 the Company had revenues of $14,388,204 and $1,781,492, an increase of 708%. The increase is attributable to increased marketing expenditures and an increase in sales personnel.

Selling, general and administrative expense increased to $4,751,451 from $721,891 for the years ended December 31, 2017 and 2016, respectively.

Net income increased to $295,720 for the year ended December 31, 2017 from a loss of ($2,668) for the year ended December 31, 2016.

Liquidity and Capital Resources

As of June 30, 2018, we had $3,100,000 in total assets including cash and cash equivalents of $334,000 and $32,000 in accounts receivable. As of December 31, 2017, we had $1,811,342 in total assets including cash and cash equivalents of $240,000 and $330,000 in accounts receivable.

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As of June 30, 2018, we had total liabilities of $1,962,000 consisting of accounts payable of $327,000 notes payable of $1,635,000. As of December 31, 2017, we had total liabilities of $2,415,000 including accounts payable of $514,000 and notes payable of $1,900,998.

As of December 31, 2017, we had $1,811,342 in total assets including of cash and cash equivalents of $254,571 and $313,581 in accounts receivable compared to total assets of $226,149 consisting of $78,508 in accounts receivable and $147,641 in cash and cash equivalents as at December 31, 2016. The increase is attributable to an increase in cash and cash equivalents, an increase in accounts receivable and an increase in prepaid expenses.

Cash Flow from Operating Activities

Net cash from operations for the 6 months ended June 30, 2018 was ($1,279,000) as compared to $225,000 for the 6 months ended June 30, 2017.

Net cash from operations for the year ended December 31, 2017 was ($413,631) as compared to $100,000 for the year ended 2016.

Cash Flow from Investing Activities

Net cash provided by investing activities for the 6 months ended June 30, 2018 was $0 as compared to $0 for the 6 months ended June 30, 2017.

Net cash provided by investing activities for the years ended December 31, 2017 and December 31, 2016 was $224,841 and $0 respectively.

Cash Flow from Financing Activities

Net cash provided by financing activities for the 6 months ended June 30, 2018 was $1,373,000 as compared to $0 for the 6 months ended June 30, 2017.

Net cash provided by financing activities for the years ended December 31, 2017 and December 31, 2016 was $0 and $0.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principle generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of significant accounting policies is included in Note 2 to the consolidated financial statements included in this Registration Statement. Of these policies, we believe that the following items are the most critical in preparing our financial statements.

15

USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

REVENUE RECOGNITION – DIAMOND CBD BUSINESS

•	Sales are recognized when the sale proceeds are credited to the bank account during the year.
•	At each year end, the sales invoices are reviewed and based on the subsequent receipt of payments and are accounted as sales to comply with the matching principle of considering the expenses and revenues of the same year. Such book entries are reversed in the following year.
•	For online sales, merchandise is not shipped unless and until the customer pays for it.
•	For orders received over the phone, the merchandise will not ship unless and until the customer pays for it.
•	Sales on credit terms are exceptional and requires the customer to establish the credit.
•	Revenue transactions represent the actual merchandise shipped to the customers as drop shipments.
•	The revenue recorded in the books are net of sales and other taxes collected on behalf of governmental authorities.
•	The revenue includes shipping and handling costs which are generally included in the sale invoices.
•	Revenue is recognized when the title, ownership and risk of loss transfers, which is usually on the date of shipment.
•	Provision for discounts, when applicable, are stated in the sales invoice and used to determine the net of sales for each such invoice.
•	Returns are accounted as a reduction of sales when the returns are authorized.

o	The customers enjoy free returns of unopened items within 15 days of purchase.
o	Free return labels are provided, meaning that the Company pays for the shipping cost for the returns by the customers.
o	The customers can easily initiate the returns online in the Company website.
o	Experienced professional staff reviews the selling price on an ongoing basis.
o	Exceptions are reviewed and approved by the manager.
o	Sales return are insignificant and hence no reserves are provided.

•	Trade promotions such as sale prices, coupons, etc. are offered to the customers on various occasions as part of marketing and sales promotion. In all such cases, sales are recorded net of trade promotions, which is generally incurred at the time of sale. Most of the arrangements are for a year or less. Expected payouts are not estimated and hence accounted as and when incurred.

•	Most of the sales are charged to the customers’ credit cards. Though there is a delay of 10 business days to receive the credit to the Company’s bank account, the sales are accounted as revenue based on the charge to the customers’ credit card but recorded as receivable. Also, the Company is subjected to 10% reserve for 90 days.

CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. The Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied.

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Most Recent accounting pronouncements

Refer to Note 2 in the accompanying consolidated financial statements.

Impact of Most Recent Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.

ITEM 3. PROPERTIES

We maintain our offices at 3531 Griffin Road, Fort Lauderdale, FL 33312. The space is provided to the Company at no cost by Kevin Hagen, the president of our wholly owned subsidiary First Capital Venture Co.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 11, 2018, we had 468,461,690 common shares outstanding. The following table sets forth certain information regarding our shares of common stock beneficially owned as of October 11, 2018, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this Annual Report. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
Common Stock	Direct	Indirect	Total	Percentage of Class (Rounded)
Name and Address of Beneficial Owner (1)
Executive Officers and Directors
Richard Goulding	1,000,000	-0-	1,000,000	1%
Gary Blum	-0-	-0-	-0-	-0-
Kevin Hagen	27,750,000	-0-	27,750,000	5.97
Officers and Directors as a Group	28,750,000	-0-	28,750,000	6.18

Other 5% Holders
Elinor Taieb	27,750,000	-0-	27,750,000	5.97

Class A Preferred Stock (2)	Direct	Indirect	Total	Percentage of Class (Rounded)
Kevin Hagen	20,742	-0-	20,742	52.06
Elinor Taieb	19,097	-0-	19.097	47.94

(1)	The address of each officer is 3531 Griffin Road, Fort Lauderdale, FL 33312

(2)	Each share of Class A preferred stock is convertible into 0.0018% of the total number of outstanding shares of common stock at the time of conversion. Class A Preferred Stock shall be entitled to a number of votes equal to the sum obtained by using the following quotient:

(x) the sum of all outstanding shares of common stock, plus the sum of the number of votes of all other outstanding shares of stock, including any preferred stock that may be outstanding, plus the sum of the votes of all other financial instruments outstanding which may be entitled to vote on any such matter, divided by

(y) 0.9.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS; KEY EMPLOYEES

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Title
Gary Blum	77	Director
Richard E. Goulding	64	CEO

Gary L. Blum, 77, has been the Chairman of PotNetwork Holdings, Inc. since November 2015 and was its Chief Executive Officer from November 2015 until September 2017. Mr. Blum is also a practicing attorney since 1979 with the Law Offices of Gary L. Blum where his focus is advising a variety of closely held private companies as well as public companies in business, corporate, securities and entertainment law. Mr. Blum has served as a director of Rennova Health, Inc. since October 2017, and, from September 2009 until July 2017, served as the Chairman and CEO of Thunderclap Entertainment, Inc. (now TraqIQ, Inc.). Mr. Blum received his B.S., Magna Cum Laude, in Mathematics from Loras College in 1962; M.A. in Philosophy from the University of Notre Dame in 1966; and his J.D. and M.B.A. degrees from the University of Southern California Gould School of Law and Marshall School of Business, respectively, in 1978. He has been a member of the California State Bar since 1979.

Richard E. Goulding, M.D. 64, has been the Chief Executive Officer of PotNetwork Holding, Inc. since October 4, 2017. Dr. Goulding serves as Chairman of the Board, Chief Executive Officer and President of Real American Capital Corp. Dr. Goulding has been a Corporate Director of Physicians Healthcare Management Group Inc. since April 2005. Dr. Goulding has more than 20 years of experience in private medical practice as a Board-Certified Otolaryngologist. Dr. Goulding served as Medical Director for Potnetwork420 at PotNetwork Holding, Inc. since March 26, 2014 until October 4, 2017, prior to becoming the Company’s CEO. Dr. Goulding is a member of: American Academy of Otolaryngology, American Academy of Facial Plastics & Reconstructive Surgery, Florida Society of Otolaryngology, American Medical Association and American Academy of Otolaryngic Allergy.

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Significant Employees

Kevin Hagen is the president of First Capital Venture Co., a subsidiary of the Company that is responsible for the majority of the Company’s sales. Mr. Hagen graduated with honors from the University of Florida and attended law school at Nova Southeastern University. After admission to the Florida Bar, Mr. Hagen served on several bar committees including Law School Liaison and Consumer Protection Law. Among his legal certifications, Mr. Hagen is admitted to practice in the United States Supreme Court, United States District Court for the Southern and Middle Districts of Florida and the United States Court of Appeals for the Eleventh Circuit.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies except as disclosed. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company subsidiaries or has a material interest adverse to it or any of its subsidiaries.

ITEM 6. EXECUTIVE COMPENSATION.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer for services rendered in all capacities for the periods set forth below.

Summary Compensation Table

								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal				Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	Salary		($)	($)	($)	($)	($)	($)	($)

Richard Goulding	2017	16,000	(1)	-0-	-0-	-0-	-0-	-0-	-0-	16,000	(1)
CEO	2016	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-

Gary Blum	2017	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-
CEO	2016	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-

______

(1)	Represents accrued salary attributed to that period in the employment agreement with Mr. Goulding entered into in July 2018.

Employment Agreements

The Company entered into an employment agreement with Richard Goulding, CEO, on July 9, 2018 retroactive to September 5, 2017, for a period of one year. He was not engaged by the Company prior to that date. The agreement is renewable for additional one-year periods. Under the terms of the agreement, Dr. Goulding receives a base salary, receives a initial common stock grant and common stock options. The Company does not have any other employment agreements with any of our officers and directors, some of whom have performed services on our behalf for no compensation.

Compensation of Directors

Our board of directors has not received any compensation to date.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

We maintain our offices at 3531 Griffin Road, Fort Lauderdale, FL 33312. The space is provided to the Company at no cost by Kevin Hagen, the president of our wholly owned subsidiary First Capital Venture Co.

ITEM 8. LEGAL PROCEEDINGS.

The Company is involved in the following legal proceedings:

Mammoth West Corporation v PotNetwork Holdings Inc., Case No. 17 CH 778, 19th Circuit Court of Lake County, IL. Mammoth West is suing the Company based upon a promissory note.

Southridge Partners II Limited Partnership vs. SND Auto Group, Inc., Case No. 3:17-cv-01925 US District Court for the District of Connecticut. Southridge is suing the Company based upon a promissory note.

J. P. Carey Limited Partners, L.P. v. PotNetwork Holdings, Inc., Case No.3:18-CV-00873-WWE, US District Court for the District of Connecticut. J.P. Carey is suing the Company based upon a promissory note.

The Company is vigorously defending each of these actions.

ITEM 9. MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTER

Market Information

Our common stock is quoted on the OTC Pink Sheets Market, an alternative trading system, under the symbol POTN. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range
Period	High	Low
Year Ended December 31, 2016:
First Quarter	$.25	$.01
Second Quarter	$.04	$.001
Third Quarter	$.025	$.0022
Fourth Quarter	$.0065	$.002
Year Ending December 31, 2017:
First Quarter	$.0698	$.0025
Second Quarter	$.0995	$.017
Third Quarter	$.0839	$.0436
Fourth Quarter	$.1251	$.052
Year Ending December 31, 2018:
First Quarter	$.0957	$.1199
Second Quarter	$.413	$.194
Third Quarter	$.3912	$.2206

Dividends. We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

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Equity Compensation Plans. We do not have any equity compensation plans.

Penny Stock Considerations

Our shares will be “penny stocks,” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.

Our shares are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On January 30, 2017 the Company acquired via reverse triangular merger 100% of the ownership interest of the privately-held First Capital Venture Co., a Florida corporation. First Capital Venture Co. is the owner of Diamond CBD, Inc., which sells numerous CBD oil products at both wholesale and retail. Pursuant to a Share Exchange and Reorganization Agreement, the First Capital shareholders exchanged their shares which they held in First Capital Venture Co. for an aggregate total of 50,000 Class A Preferred shares in the Company, wherein the shareholders would own 100% of this class of stock of the Company (the “Class A Preferred Shareholders”), which in the aggregate conferred voting control of the Company. First Capital Venture Co. became a wholly-owned subsidiary of the Company as result of the transaction. The Class A Preferred shares were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

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Pursuant to a Stock Purchase Agreement dated June 8, 2017, the Company acquired all the capital stock of PotNetwork Media Group, Inc., a Nevada corporation (“PMG”), in exchange for 3,000,000 shares of the Company's common stock issued to the shareholders of PMG, and the cancellation of a $50,000 promissory note between the Company and PMG. As a result, PMG became a wholly-owned subsidiary of the Company. PMG was the owner of the website www.potnetwork.com. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On May 17, 2018, the Company issued 6,500,000 restricted common shares for services rendered by six advisors and consultants to the Company during 2017. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The Company is authorized to issue up to 1,000,000,000 shares of common stock, $0.00001 par value. As of October 11, 2018, we had outstanding 468,461,690 shares of common stock. The holders of our Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. Common stockholders are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our Company, common stockholders are entitled to receive the net assets of our Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable. To the extent that additional common shares are issued, the relative interest of existing stockholders will likely be diluted.

Our Articles of Incorporation authorize the issuance by resolution of our Board of Directors of up to 50,000 shares of Class A preferred stock. As of October 11, 2018, we had 39,839 shares of Class A Preferred Stock issued and outstanding. Each share of Class A preferred stock is convertible into 0.0018% of the total number of outstanding shares of common stock at the time of conversion. Class A Preferred Stock shall be entitled to a number of votes equal to the sum obtained by using the following quotient: (x) the sum of all outstanding shares of common stock, plus the sum of the number of votes of all other outstanding shares of stock, including any preferred stock that may be outstanding, plus the sum of the votes of all other financial instruments outstanding which may be entitled to vote on any such matter, divided by (y) 0.9. Class A shareholders are not entitled to dividends paid to common shareholders and are not entitled to any assets of the Company upon liquidation.

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ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required by this Item begin on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

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ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements and Schedules

The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 13 hereof.

(b) Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation
3.2	Bylaws
10.1	Share Exchange Agreement with First Capital Venture Co.
10.2	Purchase Agreement with PotNetwork Media Group, Inc.
10.3	Employment Agreement with Richard Goulding

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PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the Year ended December 31, 2017

AUDITED

F-1

Manohar Chowdhry & Associates

CHARTERED ACCOUNTANTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of PotNetwork Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PotNetwork Holdings Inc. (the "Company") as of December 31, 2017 and the related statements of income, stockholders' equity and cash flows for the year ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the 2017 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and the results of its operations and its cash flows for the period ended December 31, 2017, in conformity with the U. S generally accepted accounting principles.

The financial statements of the Company as of December 31, 2016 and 2015 were audited by other auditors whose report dated January 27th 2017, expressed an unqualified opinion on those financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the

74, First Floor,11th Cross, 3rd Block,
Thyagarajanagar, Bengaluru -560 028, Karnataka
Landline : +91 80 26766222
Web : www.mca.co.in

Chennai • Bengaluru • Dubai • Gurgaon • Hyderabad
Mumbai • Kochi • Coimbatore • Madurai • Mangaluru
Vijayawada • Vizag • Nellore

F-2

Manohar Chowdhry & Associates

Continuation Sheet....

financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated in Note 16 are matters arising from the current period audit of the financial statements that were communicated the audit committee/management and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

MANOHAR CHOWDHRY & ASSOCIATES CHARTERED ACCOUNTANTS BANGALORE

We have served as the Company's auditor since 2018

Bengaluru, India Manohar Chowdhry & Associates

10th October 2018

F-3

PotNetworkHolding.com

DiamondCBD.com

Consolidated Balance Sheet

		Previous	Previous
	Dec 31, 2017	Dec 31, 2016	Dec 31, 2015

Assets
Current Assets
Cash/Bank Balances	$254,571	$147,641	$50,249
Accounts Receivable	$313,581	$78,508	$38,503

Total Current assets	$568,152	$226,149	$88,751
Other Assets
Goodwill [ASC 805-40 Business Combinations]	$53,934
10 days in transit	$575,367
Prepaid Expenses	$608,889
Total other assets	$1,238,190	$-	$-
TOTAL ASSETS	$1,806,342	$226,149	$88,751

Liabilities
Current Liabilities
Payables	$270,980	$207,350	$41,285
Total Current Liabilities	$270,980	$207,350	$41,285
Other Liabilities
Loan from 3rd Party with interest	$245,374	$72,733	$98,733
Note Payable	$1,655,624	$-	$-
Total other liabilities	$1,900,998	$72,733	$98,733
Total Liabilities	$2,171,978	$280,083	$140,018
Stockholders' Equity
Common: Authorized 1,000,000,000 shares, $.00001 par value; and 569,920,485 Issued and outstanding at December 31, 2017 and 89,571,121 Issued and outstanding at December 31, 2016 respectively.	$450,573	$-	$-
Preferred Stock Class A Authorized - 50,000 shares, $.00001 Par value; and 32,682 Issued and outstanding at December 31, 2017 and None Issued and outstanding at December 31, 2016 respectively.	$400	$-	$-
Additional paid in capital	$1,463,131	$-	$-
Retained Earnings	$(2,279,739)	$(53,935)	$(51,266)
Total Stockholders' Equity	$(365,635)	$(53,935)	$(51,266)
Total Liabilities & Equity	$1,806,342	$226,148	$88,751

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-4

PotNetworkHolding.com

DiamondCBD.com

Consolidated Income Statement for the year ended 31st Dec., 2017

	2017	2016	2015
Sales	$14,388,204	$1,781,492	$306,752
Cost of Goods Sold	$9,318,271	$1,062,269	$152,218
Gross Profit (Loss)	$5,069,933	$719,223	$154,534

Expenses:
Research and development	$524,720
Sales & Marketing	$3,491,555	$584,645	$124,024
General & Administrative Expenses	$735,175	$137,246	$81,777
Total Expenses	$4,751,451	$721,891	$205,801
Profit (Loss) before Income Tax	$318,483	$(2,668)	$(51,266)
Accounting Changes impacting Receivable	$-
Unrecoverable balances written off	$(27,763)	$-	$-
Provision for Income Tax	$-	$-	$-
Net Profit (Loss)	$290,720	$(2,668)	$(51,266)

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-5

PotNetworkHolding.com

DiamondCBD.com

Statement of Cash Flows for the year ended 31st Dec., 2017

	2017	2016	2015
Operating Activities
Net Income (Loss)	$295,719.65	$(2,667.87)	$(51,266.49)
Adjustments to reconcile net income (loss) to calculate the net cash provided by/used by the operations
Accounts Receivable	$235,073.61	$(40,005.37)	$(38,502.50)
Goodwill [ASC 805-40 Business Combinations]	$53,934.36
10 days in transit	$585,366.71
Prepaid Expenses	$608,888.84
Payable	$(63,629.46)	$140,065.43	$140,017.77
3rd Party Loan	$(172,640.91)
Note Payable	$(1,655,624.00)

Total Adjustments to reconcile net income (loss) to calculate the net cash provided by/used by the operations	$(418,630.85)	$100,060.06	$101,515.27
Net cash from the current year operations	$(117,911.20)	$97,392.19	$50,248.78
Investing Activities
Common Stock	$(450,573.00)
Preferred A Stock	$(400.00)
Additional Capital	$(1,463,131.00)
Retained Earnings	$2,138,944.96
Net cash provided by investing activities	$224,840.96	$-	$-
Financing Activities

Net cash provided by financing activities	$0.00	$0.00	$0.00
NET CASH INCREASE (DECREASE) For PERIOD	$106,929.76	$97,392.19	$50,248.78
Cash, Beginning	147,640.97	50,248.78	$0.00
Cash, Ending	254,570.73	147,640.97	$50,248.78

The accompanying notes are an integral part of these financial statements.

 Re-grouped the previous year figures

F-6

PotNetworkHolding.com

DiamondCBD.com

Stockholders' Equity

			Additional	Surplus
Description	Shares	Amount	Paid-in Capital	(Deficit)

Common Stock as on Dec. 31, 2015	7,621,650,326	$87,573	$1,461,532	$(51,267)
1 for 1000 split reduction	(7,614,025,192)
After the split	7,625,134
Shares Issued - Free	82,773,847	1,198,401	$(1,198,401)
Shares Issued - Reserve	206,990,307
Net Profit (Loss)				$(2,668)
Common Stock as on Dec. 31, 2016	297,389,288	$87,573	$263,131	$(53,935)
Triangular Merger				$(53,934)
Shares Issued - Legend	309,322,614
Shares Issued - Free	121,000,000	$363,000	$1,200,000
Shares Issued - Reserve	(157,791,417)
Net Profit (Loss)				$295,720
Common Stock as on Dec. 31, 2017	569,920,485	$450,573	$1,463,131	($2,274,739)

Note: Number of shares as of Dec. 31, 2017 is agreement with the statement received from the Share Transfer Agent

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-7

PotNetworkHolding.com

DiamondCBD.com

Notes on Accounts for the year ended 31st December 2017

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc. is a publicly traded holding company trading under the symbol "POTN". The Company website is www.potnetworkholding.com.

This Company was previously known as:

•	SND Auto Group, Inc. until 3-2017
•	PotNetwork Holdings, Inc. until 5-2016
•	United Treatment Centers, Inc. until 7-2015
•	Element Trading Holdings, Inc. until 3-2014
•	United Treatment Centers, Inc. until 10-2013
•	MyMedicalCD, Ltd. until 6-2008
•	Interactive Solutions Corp. until 11-2004
•	State of incorporation changed from Nevada to Wyoming in 11-2004
•	Araldica Wineries Ltd. until 2-2000
•	H P Capital Corp. until 9-1996

The Company has six (6) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation. First Capital Venture Co. was acquired by the Company on January 31, 2017.
•	PotNetwork Media Group, Inc., a Nevada corporation, the owner and operator of www.Potnetwork.com as a digital business magazine focusing on the cannabis industry, which was acquired under a stock purchase agreement.
•	Blockchain Crypto Technology, Corp., a Colorado corporation, an early stage cryptocurrency mining company.
•	Grinder Distribution, Inc., a Florida corporation, a distributor of herbal grinders.
•	PNH Holdings, Inc., an inactive Colorado corporation
•	SND Auto Group, Inc., an inactive Colorado corporation

Since the acquisition of First Capital Venture Co., the focus of the Company has been the development of the business of Diamond CBD, Inc. SND Auto Group Inc. became dormant in October 2016. All other subsidiaries are in early development stage. Hence, the financial statements reflect principally the business results of Diamond CBD business.

F-8

PotNetworkHolding.com

DiamondCBD.com

Diamond CBD, Inc. focuses on the research, development, and multi-national marketing of premium hemp extracts that contain a broad range of cannabinoids and natural hemp derivatives.

Diamond CBD’s 94-page catalog can be found in http://catalog.diamondcbd.com.

Since January 31, 2017, Diamond CBD’s business has become the primary business of this Company.

In February 2018, the Company reversed ab initio the March 17, 2017 holding company reorganization. As a result, the Company reassumed its prior name, PotNetwork Holdings, Inc. (with an “s” on Holding), while remaining a Colorado corporation. None of the acquisitions or the share capital structure were affected.

Since January 2016, Gary Blum has served and continues to serve as sole director and until October 2017, when Richard Goulding, M.D., joined PotNetwork Holdings, Inc. as its Chief Executive Officer, had served Company’s CEO as well.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

➢	BASIS OF PRESENTATIONS: The statements were prepared following generally accepted accounting principles of the United States of America which were consistently applied.
➢	USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.
➢	REVENUE RECOGNITION – DIAMOND CBD BUSINESS

•	Revenue is recognized when the title, ownership and risk of loss transfers, which is usually on the date of shipment.
•	Sales are recorded when the sale proceeds are credited to the bank account.
•	At each year end, the sales invoices are reviewed and based on the subsequent receipt of payments and are accounted as sales to comply with the matching principle of considering the expenses and revenues of the same year. Such book entries are reversed in the following year.
•	For online sales, merchandise is not shipped unless and until the customer pays for it.
•	For orders received over the phone, the merchandise will not ship unless and until the customer pays for it.
•	Sales on credit terms are exceptional and requires the customer to establish credit.
•	Revenue transactions represent the actual merchandise shipped to the customers as drop shipments.
•	The revenue recorded in the books are net of sales and other taxes collected on behalf of governmental authorities.

F-9

PotNetworkHolding.com

DiamondCBD.com

•	The revenue includes shipping and handling costs which are generally included in the sale invoices.
•	Provision for discounts, when applicable, are stated in the sales invoice and used to determine the net of sales for each such invoice.
•	Returns are accounted as a reduction of sales when the returns are authorized.

•	The customers enjoy free returns of unopened items within 15 days of purchase.
•	Free return labels are provided, meaning that the Company pays for the shipping cost for the returns by the customers.
•	The customers can easily initiate the returns online in the Company website.
•	Experienced professional staff reviews the selling price on an ongoing basis.
•	Exceptions are reviewed and approved by the manager.
•	Sales return are insignificant and hence no reserves are provided.

•	Trade promotions such as sale prices, coupons, etc. are offered to the customers on various occasions as part of marketing and sales promotion. In all such cases, sales are recorded net of trade promotions, which is generally incurred at the time of sale. Most of the arrangements are for a year or less. Expected payouts are not estimated and hence accounted as and when incurred.
•	Most of the sales are charged to the customers’ credit cards. Though there is a delay of 10 business days to receive the credit to the Company’s bank account, the sales are accounted as revenue based on the charge to the customers’ credit card but recorded as receivable. Also, this Company is subjected to 10% reserve for 90 days.

➢	CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition and the balance cash in hand and the balance in bank accounts.
➢	PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. This Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied. However, the accumulated depreciation shall not exceed the actual cost at any point of time. As on the date of the financial statement, the Company does not hold any assets.
➢	INTANGIBLE ASSETS

•	Initial Measurement: Intangible asset acquisitions in which the consideration given is cash are measured by the amount of cash paid, which generally includes the transaction costs of the asset acquisition. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is clearer and, thus, more reliably measurable.
•	Subsequent Measurement: The Company accounts for its intangible assets under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Subtopic ("ASC") 350-30-35 "Intangibles-- Goodwill and Other--General Intangibles Other than Goodwill-Subsequent Measurement". Under this method the Company is required to test an indefinite-lived intangible asset for impairment on at least an annual basis. This is done by comparing the asset's fair value with its carrying amount. If the carrying amount exceeds the asset's fair value, the difference in those amounts is recognized as an impairment loss.

F-10

PotNetworkHolding.com

DiamondCBD.com

•	For the CBD business, $27,707.54 for trade mark registration, as a privately held company. For various reason, it was not pursued in 2016 and was expensed by the then private company.
•	On becoming the wholly owned subsidiary, this Company confirmed not to pursue trade mark registration.
•	ASC 350 requires capitalizing any money spent on product development and product improvement. Before becoming a wholly owned subsidiary, CBD business expensed the payments for the product development.

➢	FINANCIAL INSTRUMENTS: For certain of the Company’s financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, “Fair Value Measurements and Disclosures”, which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:

Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

➢	Investments in subsidiaries: The March 17, 2017 reorganization is referred as a holding Company reorganization. The Company did not make any payment in cash or check in connection with the reorganization. First Capital Venture Co., the parent of Diamond CBD, Inc. is now the wholly owned subsidiary. Included in the profit for the current accounting period is $348,556 attributable to the business generated by this wholly owned subsidiary. As required under ASC 810, consolidated accounts are presented in this financial statement.

F-11

PotNetworkHolding.com

DiamondCBD.com

➢	Redemption Right: In 2017, this Company signed convertible promissory notes for $1,200,000. The convertible note has the redemption right, which reads as, “Notwithstanding any provision contained herein to the contrary including the conversion rights as set forth in this section, the Company shall be entitled, at any time prior to the expiration of five days from any notice of conversion, to repay this Note in full, plus interest, minus the credit accorded from prior payments, including from prior conversions, and avoid any further Note conversion and thus avoid the issuance of any additional shares of PotNetwork Holdings, Inc.” By this clause, no derivative liability exists. Further, these convertible promissory notes are exchanged for Common Stock Purchase Warrant, as mentioned supra.

NOTE 3 - GOING CONCERN

The financial statements are prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

Since PotNetwork Holdings, Inc. has no uncertainties as on the balance sheet date, the financial statements need no adjustments.

Since Diamond CBD’s business originated in 2015, it is considered as a business with limited operating history. Hence, this business is subject to all risks inherent in a developing business enterprise. Continued success depends on the problems, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which it operates.

Since the CBD business is a burgeoning industry, there are no established entities whose business model Diamond CBD can follow or build upon.

Regulatory risk: Hemp-based CBD is often confused with marijuana-based CBD which remains illegal under federal Law, although the Company maintains that its products are legal. Yet, this legal risk cannot be ignored.

Although Diamond CBD does not sell any marijuana-based CBD products, its products could be treated as being illegal by federal/state authorities and by consumers.

The Company is involved in a highly competitive industry where it may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than the Company does. Such resources, experience and personnel may provide a substantial competitive advantage to the competition.

F-12

PotNetworkHolding.com

DiamondCBD.com

NOTE 4 - Deferred Tax Computation: The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes”. Under this method, income tax expense is recognized for: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

There was no income tax expense during this quarter. However, the availability of a net operating loss carryforward and the associated deduction, is subject to complex and restrictive federal income tax provisions as codified by Internal Revenue Code section 172 and related Treasury Regulations, all of which are subject to change and the availability of which can never be free from doubt.

The components of the deferred tax assets and liabilities are as follows:

	30th June 2018	31st Dec 2017
Deferred tax assets:
Net operating loss carryovers	$1,586,648	$2,275,848
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	1,586,648	2,275,848
Valuation allowance	(1,586,648)	(2,275,848)
Net deferred tax asset	$-	$-

F-13

PotNetworkHolding.com

DiamondCBD.com

NOTE 5 - INVENTORY – DIAMOND CBD

This Company has arranged to buy the exact quantity from the suppliers, based on the customer orders and thereby has eliminated the need for holding inventory on hand at any point of time.

Otherwise, this Company values the inventory at the lower of cost or market.

NOTE 6 - COMMITMENTS AND CONTINGENCIES: There are no commitments and contingencies that exist at present, other than the legal disputes mentioned supra.

NOTE 7 – BUDGET & INTERNAL CONTROL PROCEDURES

•	Internal control procedures for inventory and cash control are being developed and implemented on an ongoing basis to ensure higher levels of performances.
•	Annual financial budget is reviewed by the Board of Directors.
•	Quarterly variance reports are reviewed by the Board of Directors.

NOTE 8 – PAYROLL PROCEDURE

Payroll is processed by an independent payroll company to determine the taxes to be withheld and paid.

NOTE 9 - CAPITAL STOCK

•	Common Stock: Authorized 1,000,000,000 shares, $.00001 par value; and 569,920,485 issued and outstanding as on the balance sheet date. Further, this Company is obligated to issue additional shares to the noteholders mentioned here below.
•	Class A preferred stock: Authorized 50,000 shares, $ .00001 par value; and 32,682 Issued and outstanding as on the balance sheet date. Designation details are in Document # 20181127754 filed with the Secretary of State, Colorado on February 13, 2018.
•	Share issuance for Services: [1] On March 12, 2018, one million shares were issued for services as agreed with the third party on March 5, 2018. [2] On May 5, 2018, 6,500,000 shares were issued for services as agreed with six independent contractors on various dates in 2017.
•	Additional Paid-in Capital: In 2017, this Company borrowed $1,200,000 from a third-party investor, which loan amount has been converted into a common stock purchase warrant for 4.8M shares at $.25 per share exercisable over 5 years. $1,362,131 was received for the issuance of common stock purchase warrants in the first quarter of 2018 and $64,000 was received for the issuance of common stock purchase warrants in the first quarter of 2018.

F-14

PotNetworkHolding.com

DiamondCBD.com

NOTE 10 – Loan from Third Parties

			8%		8%		8%
			Interest		Interest		Interest
			before		for		for
		Loan	2017		2017		2018 HY
A	9/11/2012	$100,000	$12,000	$112,000	$8,000	$120,000	$4,000	$124,000
B	7/1/2016	$25,000	$1,000	$26,000	$2,000	$28,000	$1,000	$29,000
C	7/1/2016	$7,000	$280	$7,280	$560	$7,840	$280	$8,120
D	4/28/2016	$42,000	$2,240	$44,240	$3,360	$47,600	$1,153
E	5/4/2016	$37,000	$1,974	$38,974	$2,960	$41,934	$1,480	$43,414
			$17,494	$228,494	$16,880	$245,374	$7,913	$204,534

NOTE 11 – Notes Payable to Sign N Drive Auto Mall, Inc.

•	The original note was for $1,850,000 dated June 2, 2014.
•	The annual interest was 8%. But the interest has been waived based on an agreement for a fixed conversion rate.
•	121 million shares of common stock were issued in 2017.
•	25 million shares of common stock were issued in the First Quarter of 2018.
•	50 million shares of common stock were issued in the Second Quarter of 2018.

NOTE 12 – Management Assertions on the 2 court cases regarding Convertible Promissory Notes of Predecessor

➢	Mammoth West Corporation [case# 17 CH 778, 19th Circuit Court of Lake County, IL] and Southridge Partners II Limited Partnership [case# 3:17-cv-01925, Connecticut] each filed a civil complaint about its convertible promissory note (each referred to as a “Note”).

F-15

PotNetworkHolding.com

DiamondCBD.com

➢	The Company intends to vigorously defend against this claim.

 NOTE 13 – NOTES PAYABLE

A.    This original note is for $1,850,000 dated June 2, 2014

 • $2,018,624 was due as on 31st December 2016

 • The annual interest was eight percent (8%). But the interest does not accrue since the addendum agreement in exchange for a fixed conversion. Refer the terms of a security purchase agreement, “Sign”

 • 121,000,000 shares are converted in 2017 for $117,000

 •  $1,655,624 is due as on 31st December 2017.

B.     In the second quarter of 2017, “Sign” wire-transferred $285,500 and the company signed a new note with no interest, applying the addendum agreement in exchange for a fixed conversion.

C.     In the third quarter of 2017, “Sign” wire-transferred $477,500 and the company signed a new note with no interest, applying the addendum agreement in exchange for a fixed conversion.

D.    In the fourth quarter of 2017, “Sign” wire-transferred $437,000 and the company signed a new note with no interest, applying the addendum agreement in exchange for a fixed conversion.

A	$1,655,624
B	$285,500
C	$477,500
D	$437,000
$2,855,624

NOTE 14 – Unrecoverable balances written off

➢	The business of auto dealership was closed in 2016.

➢	As is the trade practice, the combined balance of $27,763 [both receivable as well as payable, and including Fixed Assets such as desk top computers, fixtures and fittings] are written off in 2017.

NOTE 15 – Management Assertions on the 2 court cases

➢

Mammoth West Corporation filed a civil case in the 19th Circuit court in Lake County, IL [case# 17 CH 778] with reference to the Note dated 13 June 2016. As of 31 Dec 2017, this company owes $7,280. Plaintiff claims conversion request as of 28 March 2017 on which date the market closed as 0.64, while it was 0.04 on 3/22/17 and was 0.03 on 4/12/17. The Plaintiff has carefully chosen the highest rate in the historical prices in the claim. Management intends to ask for a trial. Though the Company is likely to win this case, the Company may end up issuing more shares for this conversion, which in effect shall not affect the financials at any point of time in dollar value.

➢

Southridge partners filed a civil case in the District court in Connecticut on 5 Jan 18 [Case# 3:17-cv-01925] with reference to the Note dated 18 July 2016. As of 31 Dec 2017, this company owes $26,000. Plaintiff claims conversion request as of 28 March 2017 on which date the market closed as 0.0135. The plaintiff is contemplating a request for a trial. Though this Company is likely to win in this case, the Company may end up issuing more shares for this conversion, which in effect shall not affect the financials at any point of time in dollar value.

NOTE 16 – Management Assertions on Critical Audit Matters

•	Delay in Tax filing: As pointed out by the audit, this company filed Form 4506-T requesting a Transcript of Tax Returns. By engaging a tax-practitioner, the returns will now be filed.
•	Payment processing system: In 2017, this company established the payment processing system with 3 level hierarchy providing for the internal control procedures. Also, within the same system, segregation of duties was the key to assure effective controls. However, the volume of transactions [30,000+ sales invoices; and 11,000 payments in 2017] caused time delay in the completion of the audit, due to the need for matching the related bills, invoices, etc. Going forward to increase efficiency and reduce audit time, this company is considering the use of sophisticated software which provides the attachment of bills and invoices to every transaction.
•	Drop shipments: The reconciliation of quantity sold as per the sales invoices with the payments made to the vendors were prepared for each quarter. However, the audit requires more. For example, the tracking of every sale’s invoice to the suppliers’ invoices. Here again, the volume is the constraint for matching each manually. Hence, this company is therefore evaluating specialized software to address this challenge.
•	Paperless office: This company is committed to the concept of paperless office. However, it impacted the audit trail, which relies on linking/tracing the documents manually. Again, use of computer software is being sought as a solution.
•	Diamond CBD business was started in 2015 as a private business. On acquisition, this company continued to follow the same procedures when it was a private Company. However, as a public Company, must comply with the audit requirements which includes formal real property ownership or leases for using the facilities. Per history, Diamond CBD business used informally rented space for several of its activities which now, because of audit requirements, require formal rental or lease agreements. This company is currently addressing these issues.

F-16

PotNetworkHolding.com

DiamondCBD.com

•	Absence of hand book and manuals: To date the development of formal hand books and manuals was not necessary. However, going forward, to comply with audit requirements, this company will develop the said materials.
•	Balance confirmations from Banks: This company gave all the bank statements, as a download from the online banking portals. However, the audit requires balance confirmations from the banks, which letters were faxed/mailed to the banks. As the nearby branches of these banks do not provide this service, this company is unable to obtain the same by calling the 1-800 numbers, despite the many follow up calls.
•	Sunrise Auto Mall Inc was a private business and was merged in 2015, by exchange of shares among the related shareholders for which there is no agreement in the company name. Since the auto sale business was closed in 2016, the share exchange agreement among the shareholders were misplaced and hence, not shared with the audit team.
•	Additional Paid in Capital: The audit wanted clarification for $263,131 without any issuance since the middle of 2016. Requests for share issuances are awaited.
•	Agreements for marketing activities: Booking the space for a trade show, reserving the space for advertisement in a magazine, etc. as part of marketing efforts, often happens without signed agreements.
•	Manuals and handbooks: When the CBD business was started as a private business, well experienced professionals were involved in the day to day operations, who do not need specialized training. However, the Management is aware of the need for standard operating procedures to educate and train the staff. The company plans to have the manuals and handbooks in the next 2-3 years.
•	Transaction wise entries with source documents: In 2017, there were 10,575 entries. Expecting the volume of entries, this company customized the computation into two steps. By accessing the data from online banking, Ledger is prepared and then the trial balance was extracted as step 1. Batch entries were made in Quick Books as step 2. All Journal entries were made in Quick Books. The application in step 1 helped the company to avoid human errors. As the best practices of accounting the Company is looking forward for individual entries in Quick Books facilitating easy verification with the source documents, this company is now discussing with the software development team for importing the individual transactions into Quick Books.
•	Paperless office and Source documents: As a paperless office, this company relied on the details contained in the bank statements as well as the credit card statements. With the emphasis of the receipts issued by the vendors, as source documents will qualify as a source documents for the payments carried out the company is now considering scanning the documents and store it online, for an easy access of the documentation.

F-17

PotNetworkHolding.com

DiamondCBD.com

•	Securing the product formulae with patent rights, trademarks: When the CBD business was private, attempts were for patent registration. However, expert opinions from the industry were not encouraging, though this company is still open for such registrations. The constraints are money, time and the availability of the experts.
•	Single Vendor: This company is now using the facility of a single manufacturer for the drop shipping arrangements. Upon review of this arrangement it is understood that any impact for the business of the vendor manufacturer can ultimately impact this company’s business as well. This company is now planning to evaluate the alternatives
•	Configuration of the back-end software: In the eCommerce world, various apps are linked to the eCommerce platform. The choice of an app as well as the app configuration did not consider the requirements of the audit trial. This was highlighted in the earlier audit in April, 2018. Accordingly, this company has changed the app effective June 2018
•	Inventory: This company chose drop shipping arrangements with the manufacturer mainly for not having any inventory. Again, under drop shipping procedures do not require the creation of purchase invoices. Since the company realized the need for maintenance of the inventory records for reconciling the individual sale transaction with the related purchase transaction, this company plans to develop a system which can automate these entries from the eCommerce platform.

The management has been resolving these issues diligently and none will appear at year-end for the 2018 audit

F-18

PotNetworkHolding.com

DiamondCBD.com

POTNETWORK HOLDINGS, INC

Consolidated Financial Statements

For the 3 months ended March 31, 2018

UNAUDITED

BALANCE SHEET (In $000)	Mar. 31, 2018	Dec. 31, 2017
Assets
Current Assets
Cash/Bank Balances	209	240
Accounts Receivable	1,584	330
Total Current assets	1,793	570
Fixed Assets [NET]	-	-
Investments in Diamond CBD [wholly owned] at cost (IAS 27)	367	170
Other Assets	1,060	1,293
TOTAL ASSETS	3,220	2,033
Liabilities
Current Liabilities
Payables	311	271
Total Current Liabilities	311	271
Other Liabilities
Loan from 3rd Party with interest	250	245
Note Payable	1,581	1,878
Total other liabilities	1,831	2,124
Total Liabilities	2,142	2,395
Stockholders' Equity
Common: Authorized 1,000,000,000 shares, $.00001 par value; and 595,920,485 Issued and outstanding	526	451
Preferred Stock Class A Authorized - 50,000 shares, $ .00001 Par value; and 32,682 Issued and outstanding	0	0
Additional paid in capital	2,438	1,463
Retained Earnings	(1,886)	(2,276)
Total Stockholders' Equity	1,078	(362)
Total Liabilities & Equity	3,220	2,033

The accompanying notes are an integral part of these financial statements.

F-19

PotNetworkHolding.com

DiamondCBD.com

POTNETWORK HOLDINGS, INC

Consolidated Financial Statements

For the 3 months ended March 31, 2018

UNAUDITED

	Quarter Ended	Quarter Ended
INCOME STATEMENT (In $000s, except per-share data)	Mar 31, 2018	Dec 31, 2017

Revenue
Sales	6,284	1,858
Cost of goods sold	3,772	1,196
Gross profit	2,512	662

Operating expenses
Research and development	0	0
Sales & Marketing	2,084	309
General & Administrative Expenses	231	157
Interest	4	43
Total operating expenses	2,319	509

Profit (Loss) before Income Tax	193	154
Provision for Income Tax	0	0
Net Profit (Loss)	193	154

Earnings per share	0.0003	0.0003
Basic and diluted	0.0003	0.0003

Basic and diluted weighted average common shares outstanding	595,920,485	569,920,485

The accompanying notes are an integral part of these financial statements.

F-20

PotNetworkHolding.com

DiamondCBD.com

POTNETWORK HOLDINGS, INC

Consolidated Financial Statements

For the 3 months ended March 31, 2018

UNAUDITED

	Quarter Ended	Quarter Ended
CASH FLOWS STATEMENT (In $000)	Mar 31, 2018	Mar 31, 2017
Operations
Net Income (Loss)	193	154
Adjustments to reconcile net income (loss)
Accounts Receivable	608	18
Inventory		(370)
Other Assets	(233)	51
Payable	(40)	(49)
Third Party Loan	(4)	121
Notes Payable	298	61
Total Adjustments to reconcile net income (loss)	629	(168)
Net cash from the current year operations	822	(14)
Investing
In wholly owned subsidiary	197	0
Net cash provided by investing activities	197	0
Financing
Changes in Equity	(75)	0
Changes in Class A Preferred Stock	0	0
Changes in Additional Capital	(975)	0
Net cash provided by financing activities	(1,050)	0
Net change in cash and cash equivalents	(32)	(14)
Cash and cash equivalents, beginning of period	241	148
Cash and cash equivalents, end of period	209	134

The accompanying notes are an integral part of these financial statements.

F-21

PotNetworkHolding.com

DiamondCBD.com

POTNETWORK HOLDINGS, INC

Consolidated Financial Statements

For the 3 months ended March 31, 2018

UNAUDITED

STOCKHOLDERS' EQUITY			Additional	Surplus
(In $000)	Shares	Amount	Paid-in Capital	(Deficit)

Common Stock as on Dec. 31, 2016	297,389,288	88	263	(2,421)
Triangular Merger				(54)
Shares Issued - Restricted	309,322,614
Shares Issued - Free	121,000,000	363
Shares Issued - Reserve	(157,791,417)
Additional paid in capital			1,200
Net Profit (Loss)				179
Common Stock as on Dec. 31, 2017	569,920,485	451	1,463	(2,276)
Shares Issued - for Services	1,000,000
Shares Issued - Free	25,000,000	75
Additional paid in capital			975
Changes in valuation - IAS 27				197
Net Profit (Loss)				193
Common Stock as on Mar. 31, 2018	595,920,485	526	2,438	(1,886)

The accompanying notes are an integral part of these financial statements.

F-22

PotNetworkHolding.com

DiamondCBD.com

POTNETWORK HOLDINGS, INC

NOTES TO THE FINANCIAL STATEMENTS

For the Quarter Ended March 31, 2018

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc. is a publicly traded Company trading under the symbol "POTN".

The Company website is www.potnetworkholding.com.

This Company was previously known as:

•	Formerly=SND Auto Group, Inc. until 3-2017
•	Formerly=PotNetwork Holdings, Inc. until 5-2016
•	Formerly=United Treatment Centers, Inc. until 7-2015
•	Formerly=Element Trading Holdings, Inc. until 3-2014
•	Formerly=United Treatment Centers, Inc. until 10-2013
•	Formerly=MyMedicalCD, Ltd. until 6-2008
•	Note=11-04 State of Incorporation Nevada changed to Wyoming
•	Formerly=Interactive Solutions Corp. until 11-2004
•	Formerly=Araldica Wineries Ltd. until 2-2000
•	Formerly=H P Capital Corp. until 9-1996

On January 31, 2017, this Company acquired First Capital Venture Co., the parent of Diamond CBD, Inc. (“Diamond CBD”), www.diamondcbd.com, the producers and marketers of hemp-derived CBD oil products, as a wholly-owned subsidiary.

SND Auto Group Inc., formed on 14th March 2017 as a pre-owned vehicle auto dealership, as a successor to Sunrise Auto Mall Inc., a Florida Profit Corporation established in April 2014, is another wholly-owned subsidiary.

PotNetwork Media Group Inc, a Nevada corporation, the owner and operator of www.Potnetwork.com as a digital business magazine focusing on the cannabis industry, was acquired under a stock purchase agreement and is another wholly-owned subsidiary.

Grinder Distribution Inc., a distributor of herbal grinders, is an another wholly-owned subsidiary.

Since the acquisition of First Capital Venture Co., the focus is the development of the business of Diamond CBD, Inc. SND Auto Group Inc. is dormant since October 2016. All other subsidiaries are in the early development stage. Hence, the financial statements reflect principally the business results of the Diamond CBD business.

Diamond CBD, Inc. focuses on the research, development, and multi-national marketing of premium hemp extracts that contain a broad range of cannabinoids and natural hemp derivatives.

F-23

PotNetworkHolding.com

DiamondCBD.com

Diamond CBD’s 94-page catalog can be found in http://catalog.diamondcbd.com.

In 2017, Diamond CBD’s business was the sole business activity of this Company.

In February 2018, the Company reversed and unwound the March 17, 2017 merger and share exchange holding company reorganization. As a result, the Company reassumed its prior name, PotNetwork Holdings, Inc. (with an “s” on Holding), while remaining a Colorado corporation. None of the acquisitions or the share capital structure was affected.

Since January 2016, Gary Blum has served and continues to serve as sole director and CEO. In October 2017, Richard Goulding MD joined PotNetwork Holdings, Inc. as its Chief Executive Officer.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATIONS: The statements were prepared following generally accepted accounting principles of the United States of America which were consistently applied.
USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.
REVENUE RECOGNITION – DIAMOND CBD BUSINESS

•	Sales are recognized when the sale proceeds are credited to the bank account during the year.
•	At each year end, the sales invoices are reviewed and based on the subsequent receipt of payments and are accounted as sales to comply with the matching principle of considering the expenses and revenues of the same year. Such book entries are reversed in the following year.
•	For online sales, merchandise is not shipped unless and until the customer pays for it.
•	For orders received over the phone, the merchandise will not ship unless and until the customer pays for it.
•	Sales on credit terms are exceptional and requires the customer to establish the credit.
•	Revenue transactions represent the actual merchandise shipped to the customers as drop shipments.
•	The revenue recorded in the books are net of sales and other taxes collected on behalf of governmental authorities.
•	The revenue includes shipping and handling costs which are generally included in the sale invoices.
•	Revenue is recognized when the title, ownership and risk of loss transfers, which is usually on the date of shipment.
•	Provision for discounts, when applicable, are stated in the sales invoice and used to determine the net of sales for each such invoice.
•	Returns are accounted as a reduction of sales when the returns are authorized.

F-24

PotNetworkHolding.com

DiamondCBD.com

■	The customers enjoy free returns of unopened items within 15 days of purchase.
■	Free return labels are provided, meaning that the Company pays for the shipping cost for the returns by the customers.
■	The customers can easily initiate the returns online in the Company website.
■	Experienced professional staff reviews the selling price on an ongoing basis.
■	Exceptions are reviewed and approved by the manager.
■	Sales return are insignificant and hence no reserves are provided.

•	Trade promotions such as sale prices, coupons, etc. are offered to the customers on various occasions as part of marketing and sales promotion. In all such cases, sales are recorded net of trade promotions, which is generally incurred at the time of sale. Most of the arrangements are for a year or less. Expected payouts are not estimated and hence accounted as and when incurred.
•	Most of the sales are charged to the customers’ credit cards. Though there is a delay of 10 business days to receive the credit to the Company’s bank account, the sales are accounted as revenue based on the charge to the customers’ credit card but recorded as receivable. Also, this Company is subjected to 10% reserve for 90 days.

CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.
PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. This Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied.
INTANGIBLE ASSETS

•	Initial Measurement: Intangible asset acquisitions in which the consideration given is cash are measured by the amount of cash paid, which generally includes the transaction costs of the asset acquisition. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is clearer and, thus, more reliably measurable.
•	Subsequent Measurement: The Company accounts for its intangible assets under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Subtopic ("ASC") 350-30-35 "Intangibles-- Goodwill and Other--General Intangibles Other than Goodwill-Subsequent Measurement". Under this method the Company is required to test an indefinite-lived intangible asset for impairment on at least an annual basis. This is done by comparing the asset's fair value with its carrying amount. If the carrying amount exceeds the asset's fair value, the difference in those amounts is recognized as an impairment loss. The Company impaired the trade mark as of December 31, 2015.

INCOME TAXES: The Company accounts for its income taxes in accordance with the Financial Accounting Standards (“SFAS”) No.109, “Accounting for Income Taxes”. Under this standard, deferred tax assets and liabilities represent the estimated tax effects of future deductible or taxable amounts attributed to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The standard also allows recognition of income tax benefits for loss carryforwards, credit carryforwards and certain temporary differences for which tax benefits have not previously been recorded. Valuation allowances are provided for uncertainties associated with deferred tax assets.

F-25

PotNetworkHolding.com

DiamondCBD.com

FINANCIAL INSTRUMENTS: Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. FASB ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The carrying amounts reported in the balance sheet for cash, accounts payable and notes payable approximate their estimated fair market value based on the short-term maturity of this instrument. In addition, FASB ASC 825-10-25 "Fair Value Option" was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Investments in subsidiaries: The March 17, 2017 reorganization is sometimes referred to as a holding Company reorganization. The Company did not make any payment in cash or check in connection with the reorganization. Hence, the Company has recorded the value of the investments in this wholly owned subsidiary as provided in ASC 323.
Redemption Right: The terms and conditions of the Note held by Sign N Drive contains a redemption right, which reads as, “Notwithstanding any provision contained herein to the contrary including the conversion rights as set forth in this section, the Company shall be entitled, at any time prior to the expiration of five days from any notice of conversion, to repay this Note in full, plus interest, minus the credit accorded from prior payments, including from prior conversions, and avoid any further Note conversion and thus avoid the issuance of any additional shares of PotNetwork Holdings, Inc.” By this clause, no derivative liability exists.

NOTE 3 - GOING CONCERN

The financial statements are prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

Since PotNetwork Holdings, Inc. has no uncertainties as on the balance sheet date, the financial statements need no adjustments.

Since Diamond CBD’s business originated in 2015, it is considered as a business with limited operating history. Hence, this business is subject to all risks inherent in a developing business enterprise. Continued success depends on the problems, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which it operates.

F-26

PotNetworkHolding.com

DiamondCBD.com

Since the CBD business is a burgeoning industry, there are no established entities whose business model Diamond CBD can follow or build upon.

Regulatory risk: Hemp-based CBD is often confused with marijuana-based CBD which remains illegal under federal Law, although the Company maintains that its products are legal. Yet, this legal risk cannot be ignored.

Although Diamond CBD does not sell any marijuana-based CBD products, its products could be treated as being illegal by federal/state authorities and by consumers.

The Company is involved in a highly competitive industry where it may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than the Company does. Such resources, experience and personnel may provide a substantial competitive advantage to the competition.

NOTE 4 - PROVISION FOR INCOME TAXES

With the accumulated losses carried forward, no provision for tax liability has been made in the financial statements. Net operating loss carry-forward, expires twenty years from the date the loss was incurred.

Deferred Tax Computation: The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes”. Under this method, income tax expense is recognized for: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

There was no income tax expense during this quarter. However, the availability of a net operating loss carryforward and the associated deduction, is subject to complex and restrictive federal income tax provisions as codified by Internal Revenue Code section 172 and related Treasury Regulations, all of which are subject to change and the availability of which can never be free from doubt.

F-27

PotNetworkHolding.com

DiamondCBD.com

The components of the deferred tax assets and liabilities are as follows:

	31st Mar 2018	31st Dec 2017
Deferred tax assets:
Net operating loss carryovers	$1,885,752	$2,275,848
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	1,885,752	2,275,848
Valuation allowance	(1,885,752)	(2,275,848)
Net deferred tax asset	$-	$-

NOTE 5 - INVENTORY – DIAMOND CBD

This Company has arranged to buy the exact quantity from the suppliers, based on the customer orders and thereby has eliminated the need for holding inventory on hand at any point of time.

Otherwise, this Company values the inventory at the lower of cost or market.

This Company has been successfully handling the shipping as expeditiously as possible, despite the high quantity of its order volume. In effect, the marketing plan drawn by the Company’s team requires adequate arrangements, requiring advance bookings for the expositions, etc. including the travel arrangements. This consumes more and more working capital by way of prepayments for marketing arrangements with merchants.

In addition, this Company pays for the drop shipments, based on the sales orders. However, the drop shipments to the customers are in transit for a week or more until the tracking numbers are obtained and sent to the customers to obtain the payment from the customer.

NOTE 6 - COMMITMENTS AND CONTINGENCIES: There are no commitments and contingencies that exist at present.

NOTE 7 – SALES DISCOUNT & RETURN POLICY – DIAMOND CBD

■	The customers enjoy free returns of unopened items within 15 days of purchase.
■	Free return labels are provided, meaning that the Company pays for the shipping cost for the returns by the customers.
■	The customers can easily initiate the returns online in the Company website.
■	Experienced professional staff reviews the selling price on an ongoing basis.
■	Exceptions are reviewed and approved by the manager.
■	Sales return are insignificant and hence no reserves are provided.

F-28

PotNetworkHolding.com

DiamondCBD.com

NOTE 8 – BUDGET & INTERNAL CONTROL PROCEDURES

•	Internal control procedures for inventory and cash control are being developed and implemented on an ongoing basis to ensure higher levels of performances.
•	Annual financial budget is reviewed by the Board of Directors.
•	Quarterly variance reports are considered by the Board of Directors.

NOTE 9 – PAYROLL PROCEDURE

Payroll is processed by an independent payroll company to determine the taxes to be withheld and paid.

NOTE 10 – Depreciation

The depreciation method is the Modified Accelerated Cost Recovery System (MACRS) of the tax code. http://www.irs.gov/pub/irs-pdf/i4562.pdf 3-, 5-, 7-, and 10-year property class is adapted. 200% declining balance method is followed. Section 179 deduction is also recorded in the books, where applicable.

NOTE 11 - CAPITAL STOCK

•	Common Stock: Authorized 1,000,000,000 shares, $.00001 par value; and 595,920,485 issued and outstanding as on the balance sheet date. As of the date of this report, 300,000,000 shares are in the process of being cancelled in exchange for 17,318 shares of Class A preferred stock. Further, this Company is obligated to issue additional shares to the note holder as stated in Note 13.

•	Class A preferred stock: Authorized 50,000 shares, $ .00001 par value; and 32,682 Issued and outstanding as on the balance sheet date. Designation details are in Document # 20181127754 filed with the Secretary of State, Colorado on 13th February 2018. Upon the cancellation of 300 million equity shares in exchange of 17,318 shares of Class A preferred stock, the number of issued and outstanding shall be 50,000.

•	Share issuance for Services: On 12th March 2018, one million shares were issued for services as agreed with the third party on 5th March 2018.

•	Additional Paid-in Capital: In the first quarter of 2018, $2,438,131 was received for the issuance of common stock purchase warrants.

F-29

PotNetworkHolding.com

DiamondCBD.com

NOTE 12 – Loan from Third Parties

			8%		8%		8%
			Interest		Interest		Interest
			before		for		for
		Loan	2017		2017		2018 Q-1
A	9/11/2012	$100,000	$12,000	$112,000	$8,000	$120,000	$2,000	$122,000
B	7/1/2016	$25,000	$1,000	$26,000	$2,000	$28,000	$500	$28,500
C	7/1/2016	$7,000	$280	$7,280	$560	$7,840	$140	$7,980
D	4/28/2016	$42,000	$2,240	$44,240	$3,360	$47,600	$840	$48,440
E	5/4/2016	$37,000	$1,974	$38,974	$2,960	$41,934	$740	$42,674
			$17,494	$228,494	$16,880	$245,374	$4,220	$249,594

NOTE 13 – Notes Payable

•	The original note was for $1,850,000 dated June 2, 2014.
•	The annual interest was 8%. But the interest was not accrued based on the security purchase agreement for a fixed conversion.
•	121 million shares of common stock were issued in 2017.
•	25 million shares of common stock were issued in the First Quarter of 2018.

NOTE 14 – Convertible Notes

•	In 2017, this Company exchanged $1,200,000 in convertible promissory notes, net of accrued interest, in exchange for a fixed price stock conversion. In the first quarter of 2018, the same was re-negotiated for the issuance of a common stock purchase warrant at a fixed prepaid price.

NOTE 15 – Management Assertions on the 2 court cases regarding Convertible Promissory Notes of Predecessor

Mammoth West Corporation [case# 17 CH 778, 19th Circuit Court of Lake County, IL] and Southridge Partners II Limited Partnership [case# 3:17-cv-01925, Connecticut] each filed a civil complaint with regard to its convertible promissory note (each referred to as a “Note”).

NOTE 16 – Management Assertions on Critical Audit Matters

The management has been resolving these issues diligently and none will appear at year-end for the 2018 audit.

F-30

PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the 6 months ended June 30, 2018

UNAUDITED

F-31

PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the 6 months ended June 30, 2018

UNAUDITED

BALANCE SHEET (In $000)	June 30, 2018	Dec. 31, 2017
Assets
Current Assets
Cash/Bank Balances	334	240
Accounts Receivable	32	330
Total Current assets	366	570
Other Assets	2,734	1,293
TOTAL ASSETS	3,100	1,863
Liabilities
Current Liabilities
Payables	327	514
Total Current Liabilities	327	514
Other Liabilities
Loan from 3rd Party with interest	205	245
Note Payable	1,430	1,656
Total other liabilities	1,635	1,901
Total Liabilities	1,962	2,415
Stockholders' Equity
Common: Authorized 1,000,000,000 shares, $.00001 par value; and 448,921,254 Issued and outstanding	724	451
Preferred Stock Class A Authorized - 50,000 shares, $.00001 Par value; and 45,151 Issued and outstanding	0	0
Additional paid in capital	2,562	1,463
Retained Earnings	(2,149)	(2,465)
Total Stockholders' Equity	1,138	(551)
Total Liabilities & Equity	3,100	1,863

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-32

PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the 6 months ended June 30, 2018

UNAUDITED

	Six Months Ended	Six Months Ended
INCOME STATEMENT (In $000s, except per-share data)	June 30, 2018	June 30, 2017

Revenue
Sales	12,044	5,078
Cost of goods sold	7,303	3,336
Gross profit	4,741	1,741

Operating expenses
Research and development	0	0
Sales & Marketing	4,063	1,182
General & Administrative Expenses	353	183
Interest	8	7
Total operating expenses	4,425	1,372

Profit (Loss) before Income Tax	316	369
Provision for Income Tax	0	0
Net Profit (Loss)	316	369

Earnings per share	0.0007	0.0006
Basic and diluted	0.0007	0.0006

Basic and diluted weighted average common shares outstanding	448,921,254	569,920,485

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-33

PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the 6 months ended June 30, 2018

UNAUDITED

	Six Months Ended	Six Months Ended
CASH FLOWS STATEMENT (In $000)	June 30, 2018	June 30, 2017
Operations
Net Income (Loss)	316	369
Adjustments to reconcile net income (loss)
Accounts Receivable	297	0
Other Assets	(1,440)	2
Payable	(186)	(356)
Third Party Loan	(41)	0
Notes Payable	(225)	210
Total Adjustments to reconcile net income (loss)	(1,595)	(144)
Net cash from the current year operations	(1,279)	225
Investing
In wholly owned subsidiary	0	0
Net cash provided by investing activities	0	0
Financing
Changes in Equity	274	0
Changes in Class A Preferred Stock	0	0
Changes in Additional Capital	1,099	0
Net cash provided by financing activities	1,373	0
Net change in cash and cash equivalents	94	226
Cash and cash equivalents, beginning of period	240	169
Cash and cash equivalents, end of period	334	395

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-34

PotNetworkHolding.com

DiamondCBD.com

Consolidated Financial Statements

For the 6 months ended June 30, 2018

UNAUDITED

STOCKHOLDERS' EQUITY (In $000)	Shares	Amount	Additional Paid-in Capital	Surplus (Deficit)

Common Stock as on Dec. 31, 2016	297,389,288	88	263	(2,421)
Triangular Merger				(54)
Shares Issued - Legend	309,322,614
Shares Issued - Free	121,000,000	363
Shares Reserved	(157,791,417)
Additional paid in capital			1,200
Net Profit (Loss)				179
Common Stock as on Dec. 31, 2017	569,920,485	451	1,463	(2,276)
Shares Issued - Legend	7,500,000
Shares Issued - Free	87,500,769	274
Shares Issued - Cancelled	(216,000,000)
Cash Received			1,099
Net Profit (Loss)				317
Common Stock as on June 30, 2018	448,921,254	725	2562	(2,149)

The accompanying notes are an integral part of these financial statements.

Re-grouped the previous year figures

F-35

PotNetworkHolding.com

DiamondCBD.com

NOTES TO THE FINANCIAL STATEMENTS

For the 6 months Ended June 30, 2018

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc. is a publicly traded holding company trading under the symbol "POTN". The Company website is www.potnetworkholding.com.

This Company was previously known as:

•	SND Auto Group, Inc. until 3-2017
•	PotNetwork Holdings, Inc. until 5-2016
•	United Treatment Centers, Inc. until 7-2015
•	Element Trading Holdings, Inc. until 3-2014
•	United Treatment Centers, Inc. until 10-2013
•	MyMedicalCD, Ltd. until 6-2008
•	Interactive Solutions Corp. until 11-2004, State of incorporation changed from Nevada to Wyoming in 11-2004
•	Araldica Wineries Ltd. until 2-2000
•	H P Capital Corp. until 9-1996

The Company has six (6) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation. First Capital Venture Co. was acquired by the Company on January 31, 2017.
•	PotNetwork Media Group, Inc., a Nevada corporation, the owner and operator of www.Potnetwork.com as a digital business magazine focusing on the cannabis industry, which was acquired under a stock purchase agreement.
•	Blockchain Crypto Technology, Corp., a Colorado corporation, an early stage cryptocurrency mining company.
•	Grinder Distribution, Inc., a Florida corporation, a distributor of herbal grinders.
•	PNH Holdings, Inc., an inactive Colorado corporation
•	SND Auto Group, Inc., an inactive Colorado corporation

Since the acquisition of First Capital Venture Co., the focus of the Company has been the development of the business of Diamond CBD, Inc. SND Auto Group Inc. became dormant in October 2016. All other subsidiaries are in early development stage. Hence, the financial statements reflect principally the business results of Diamond CBD business.

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PotNetworkHolding.com

DiamondCBD.com

Diamond CBD, Inc. focuses on the research, development, and multi-national marketing of premium hemp extracts that contain a broad range of cannabinoids and natural hemp derivatives.

Diamond CBD’s 94-page catalog can be found in http://catalog.diamondcbd.com.

Since January 31, 2017, Diamond CBD’s business has become the primary business of this Company.

In February 2018, the Company reversed ab initio the March 17, 2017 holding company reorganization. As a result, the Company reassumed its prior name, PotNetwork Holdings, Inc. (with an “s” on Holding), while remaining a Colorado corporation. None of the acquisitions or the share capital structure were affected.

Since January 2016, Gary Blum has served and continues to serve as sole director and until October 2017, when Richard Goulding, M.D., joined PotNetwork Holdings, Inc. as its Chief Executive Officer, had served as Company’s CEO as well.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATIONS: The statements were prepared following generally accepted accounting principles of the United States of America which were consistently applied.
USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.
REVENUE RECOGNITION – DIAMOND CBD BUSINESS

•	Revenue is recognized when the title, ownership and risk of loss transfers, which is usually on the date of shipment.
•	Sales are recorded when the sale proceeds are credited to the bank account.
•	At each year end, the sales invoices are reviewed and based on the subsequent receipt of payments and are accounted as sales to comply with the matching principle of considering the expenses and revenues of the same year. Such book entries are reversed in the following year.
•	For online sales, merchandise is not shipped unless and until the customer pays for it.
•	For orders received over the phone, the merchandise will not ship unless and until the customer pays for it.
•	Sales on credit terms are exceptional and requires the customer to establish credit.
•	Revenue transactions represent the actual merchandise shipped to the customers as drop shipments.
•	The revenue recorded in the books are net of sales and other taxes collected on behalf of governmental authorities.
•	The revenue includes shipping and handling costs which are generally included in the sale invoices.

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PotNetworkHolding.com

DiamondCBD.com

•	Provision for discounts, when applicable, are stated in the sales invoice and used to determine the net of sales for each such invoice.
•	Returns are accounted as a reduction of sales when the returns are authorized.

•	The customers enjoy free returns of unopened items within 15 days of purchase.
•	Free return labels are provided, meaning that the Company pays for the shipping cost for the returns by the customers.
•	The customers can easily initiate the returns online in the Company website.
•	Experienced professional staff reviews the selling price on an ongoing basis.
•	Exceptions are reviewed and approved by the manager.
•	Sales return are insignificant and hence no reserves are provided.

•	Trade promotions such as sale prices, coupons, etc. are offered to the customers on various occasions as part of marketing and sales promotion. In all such cases, sales are recorded net of trade promotions, which is generally incurred at the time of sale. Most of the arrangements are for a year or less. Expected payouts are not estimated and hence accounted as and when incurred.
•	Most of the sales are charged to the customers’ credit cards. Though there is a delay of 10 business days to receive the credit to the Company’s bank account, the sales are accounted as revenue based on the charge to the customers’ credit card but recorded as receivable. Also, this Company is subjected to 10% reserve for 90 days.

CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition and the balance cash in hand and the balance in bank accounts.
PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. This Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied. However, the accumulated depreciation shall not exceed the actual cost at any point of time. As on the date of the financial statement, the Company does not hold any assets.
INTANGIBLE ASSETS

•	Initial Measurement: Intangible asset acquisitions in which the consideration given is cash are measured by the amount of cash paid, which generally includes the transaction costs of the asset acquisition. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is clearer and, thus, more reliably measurable.

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PotNetworkHolding.com

DiamondCBD.com

•	Subsequent Measurement: The Company accounts for its intangible assets under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Subtopic ("ASC") 350-30-35 "Intangibles-- Goodwill and Other--General Intangibles Other than Goodwill-Subsequent Measurement". Under this method the Company is required to test an indefinite-lived intangible asset for impairment on at least an annual basis. This is done by comparing the asset's fair value with its carrying amount. If the carrying amount exceeds the asset's fair value, the difference in those amounts is recognized as an impairment loss.

•	For the CBD business, $27,707.54 for trade mark registration, as a privately held company. For various reason, it was not pursued in 2016 and was expensed by the then private company.

•	On becoming the wholly owned subsidiary, this Company confirmed not to pursue trade mark registration.

•	ASC 350 requires capitalizing any money spent on product development and product improvement. Before becoming a wholly owned subsidiary, CBD business expensed the payments for the product development.

FINANCIAL INSTRUMENTS: For certain of the Company’s financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, “Fair Value Measurements and Disclosures”, which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:

Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

Investments in subsidiaries: The March 17, 2017 reorganization is referred as a holding Company reorganization. The Company did not make any payment in cash or check in connection with the reorganization. First Capital Venture Co., the parent of Diamond CBD, Inc. is now the wholly owned subsidiary. Included in the profit for the current accounting period is $348,556 attributable to the business generated by this wholly owned subsidiary. As required under ASC 810, consolidated accounts are presented in this financial statement.
Redemption Right: In 2017, this Company signed convertible promissory notes for $1,200,000. The convertible note has the redemption right, which reads as, “Notwithstanding any provision contained herein to the contrary including the conversion rights as set forth in this section, the Company shall be entitled, at any time prior to the expiration of five days from any notice of conversion, to repay this Note in full, plus interest, minus the credit accorded from prior payments, including from prior conversions, and avoid any further Note conversion and thus avoid the issuance of any additional shares of PotNetwork Holdings, Inc.” By this clause, no derivative liability exists. Further, these convertible promissory notes are exchanged for Common Stock Purchase Warrant, as mentioned supra.

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PotNetworkHolding.com

DiamondCBD.com

NOTE 3 - GOING CONCERN

The financial statements are prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

Since PotNetwork Holdings, Inc. has no uncertainties as on the balance sheet date, the financial statements need no adjustments.

Since Diamond CBD’s business originated in 2015, it is considered as a business with limited operating history. Hence, this business is subject to all risks inherent in a developing business enterprise. Continued success depends on the problems, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which it operates.

Since the CBD business is a burgeoning industry, there are no established entities whose business model Diamond CBD can follow or build upon.

Regulatory risk: Hemp-based CBD is often confused with marijuana-based CBD which remains illegal under federal Law, although the Company maintains that its products are legal. Yet, this legal risk cannot be ignored.

Although Diamond CBD does not sell any marijuana-based CBD products, its products could be treated as being illegal by federal/state authorities and by consumers.

The Company is involved in a highly competitive industry where it may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than the Company does. Such resources, experience and personnel may provide a substantial competitive advantage to the competition.

NOTE 4 - Deferred Tax Computation: The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes”. Under this method, income tax expense is recognized for: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

F-40

PotNetworkHolding.com

DiamondCBD.com

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

There was no income tax expense during this quarter. However, the availability of a net operating loss carryforward and the associated deduction, is subject to complex and restrictive federal income tax provisions as codified by Internal Revenue Code section 172 and related Treasury Regulations, all of which are subject to change and the availability of which can never be free from doubt.

The components of the deferred tax assets and liabilities are as follows:

	30th June 2018	31st Dec 2017
Deferred tax assets:
Net operating loss carryovers	$1,586,648	$2,275,848
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	1,586,648	2,275,848
Valuation allowance	(1,586,648)	(2,275,848)
Net deferred tax asset	$-	$-

NOTE 5 - INVENTORY – DIAMOND CBD

This Company has arranged to buy the exact quantity from the suppliers, based on the customer orders and thereby has eliminated the need for holding inventory on hand at any point of time.

Otherwise, this Company values the inventory at the lower of cost or market.

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PotNetworkHolding.com

DiamondCBD.com

NOTE 6 - COMMITMENTS AND CONTINGENCIES: There are no commitments and contingencies that exist at present, other than the legal disputes mentioned supra.

NOTE 7 - BUDGET & INTERNAL CONTROL PROCEDURES

•	Internal control procedures for inventory and cash control are being developed and implemented on an ongoing basis to ensure higher levels of performances.
•	Annual financial budget is reviewed by the Board of Directors.
•	Quarterly variance reports are reviewed by the Board of Directors.

NOTE 8 - PAYROLL PROCEDURE

Payroll is processed by an independent payroll company to determine the taxes to be withheld and paid.

NOTE 9 - CAPITAL STOCK

•	Common Stock: Authorized 1,000,000,000 shares, $.00001 par value; and 448,921,254 issued and outstanding as on the balance sheet date. Further, this Company is obligated to issue additional shares to the noteholders mentioned here below.

•	Class A preferred stock: Authorized 50,000 shares, $.00001 par value; and 45,151 Issued and outstanding as on the balance sheet date. Designation details are in Document # 20181127754 filed with the Secretary of State, Colorado on February 13, 2018.

•	Share issuance for Services: [1] On March 12, 2018, one million shares were issued for services as agreed with the third party on March 5, 2018. [2] On May 5, 2018, 6,500,000 shares were issued for services as agreed with six independent contractors on various dates in 2017.

•	Additional Paid-in Capital: In 2017, this Company borrowed $1,200,000 from a third-party investor, which loan amount has been converted into a common stock purchase warrant for 4.8M shares at $.25 per share exercisable over 5 years. $1,362,131 was received for the issuance of common stock purchase warrants in the first quarter of 2018 and $64,000 was received for the issuance of common stock purchase warrants in the first quarter of 2018.

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PotNetworkHolding.com

DiamondCBD.com

NOTE 10 - Loan from Third Parties

			8%		8%		8%
			Interest		Interest		Interest
			before		for		for
		Loan	2017		2017		2018 HY
A	9/11/2012	$100,000	$12,000	$112,000	$8,000	$120,000	$4,000	$124,000
B	7/1/2016	$25,000	$1,000	$26,000	$2,000	$28,000	$1,000	$29,000
C	7/1/2016	$7,000	$280	$7,280	$560	$7,840	$280	$8,120
D	4/28/2016	$42,000	$2,240	$44,240	$3,360	$47,600	$1,153
E	5/4/2016	$37,000	$1,974	$38,974	$2,960	$41,934	$1,480	$43,414
			$17,494	$228,494	$16,880	$245,374	$7,913	$204,534

NOTE 11 - Notes Payable to Sign N Drive Auto Mall, Inc.

•	The original note was for $1,850,000 dated June 2, 2014.
•	The annual interest was 8%. But the interest has been waived based on an agreement for a fixed conversion rate.
•	121 million shares of common stock were issued in 2017.
•	25 million shares of common stock were issued in the First Quarter of 2018.
•	50 million shares of common stock were issued in the Second Quarter of 2018.

F-43

PotNetworkHolding.com

DiamondCBD.com

NOTE 12 - Management Assertions on the 2 court cases regarding Convertible Promissory Notes of Predecessor

Mammoth West Corporation [case# 17 CH 778, 19th Circuit Court of Lake County, IL] and Southridge Partners II Limited Partnership [case# 3:17-cv-01925, Connecticut] each filed a civil complaint with regard to its convertible promissory note (each referred to as a “Note”).

NOTE 13 - Management Assertions on Critical Audit Matters

The management has been resolving these issues diligently and none will appear at year-end for the 2018 audit.

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